Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-161019, 333-153763, 333-129854, 333-76692, 333-76690, 333-76688, 333-41394, and 333-32854) and on Form S-3, as amended, (Nos. 333-48314 and 333-177495) of our report dated September 23, 2013 relating to the consolidated financial statements and financial statement schedule of eGain Corporation (the Company) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company’s accounting for costs associated with sales commissions), which appears in the Company’s Annual Report on Form 10-K.

/s/ BURR PILGER MAYER, INC.
San Jose, California
September 23, 2013